                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to 240.14a-12


                                  Benihana Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than registrant)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.

1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

--------------------------------------------------------------------------------

4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

5)   Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

--------------------------------------------------------------------------------

2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

3)   Filing Party:

--------------------------------------------------------------------------------

4)   Date Filed:

--------------------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                  BENIHANA INC.

                  NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS


Time and Date:    10:00 a.m. on Monday, December 12, 2005

Place:            Inter-Continental West Miami
                  2505 Northwest 87th Avenue
                  Miami, Florida 33172

Purpose:          1.      (FOR THE HOLDERS OF OUR COMMON STOCK) To elect two
                          members of our Board of Directors for a three-year term.
                  2.      (FOR HOLDERS OF OUR CLASS A STOCK) To elect one member
                          of our Board of Directors for a three-year term.

Record Date:      You can vote if you were a stockholder of record at the close of business on October 14, 2005.

Annual Report:    A copy of our Annual Report to Stockholders for the fiscal year ended March 27, 2005 is enclosed.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to be present, kindly complete, date and sign the enclosed forms of WHITE proxy with respect to all shares of Common Stock and Class A Stock which you may own and mail them promptly in the enclosed return envelope to assure that your shares of Common Stock and Class A Stock are represented. This may save the expense of further proxy solicitation. If you own shares of both the Common Stock and Class A Stock, you will receive two proxies, each of which must be dated, signed and returned as described above. If you do attend the Annual Meeting, you may revoke your prior proxy and vote your shares in person if you wish.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL GEORGESON SHAREHOLDER COMMUNICATIONS INC. TOLL-FREE AT (866) 432-2791.


Dated: November 10, 2005
                                              By Order of the Board of Directors

                                              Darwin C. Dornbush
                                              Secretary

Dear Fellow Stockholder:

        For the second year in a row we are faced with the unpleasant, unnecessary and costly prospect of a proxy contest for directors to be voted on by the holders of the Corporation's Common Stock. This time the contest is being brought on by two dissident factions which, until March 2005, were working together. I am writing to urge your support by voting the WHITE proxy for our nominees, who were selected by a committee of the Corporation's independent Directors and approved by the Board.

        We believe that our nominees are individuals of exceptional competence and experience based upon their employment history, and will increase the number of independent directors on our Board of Directors to six of the nine Board members, an overwhelming majority.

        We believe that the Corporation is firmly and strategically on course, as recent results underscore, to grow the Corporation, increase profitability and build value as evidenced by the Corporation's performance in recent quarterly periods, as discussed below. We believe that each of our nominees is eminently more qualified than those of the dissident nominees. Our candidates' agenda is to serve all the stockholders of the Corporation. As noted below, even Lewis Jaffe, a dissident nominee from the Corporation's 2004 annual meeting of stockholders, has endorsed our nominees. With six independent directors, if our slate is elected, you as stockholders can be assured that your interests will be heard and protected. The two dissident groups seemingly have their own separate agendas, and bring uncertain motives, as discussed later in this letter.

        The Board earnestly urges an affirmative vote for our Director nominees, individuals of absolute integrity and purpose who were nominated because of the important contributions they can make to the Corporation. Please vote the WHITE proxy card.

BENIHANA IS STRATEGICALLY FOCUSED
ON BUILDING SHAREHOLDER VALUE

        For the past several years, amidst an economy beset by 9/11, the war in Iraq, sluggish business activity and uncertain consumer confidence, Benihana has steadily, and unwaveringly, moved forward a plan with the intention of building value for all stockholders. We now operate the nation's largest chains of Japanese and sushi theme restaurants and continue to grow in one of the most rapidly developing segments in the casual dining sector. We are aggressively adding to our teppanyaki restaurants by opening new units, modernizing and expanding older ones and making periodic selective acquisitions. The Corporation recognized early that Japanese cuisine, in particular sushi, was growing as a popular culinary alternative. As a result, we have added sushi as a highly profitable menu item in each of the Benihana teppanyaki restaurants, and the Corporation successfully made investments in other Japanese theme restaurant concepts where sushi is a prominent part of the menu. These investments included the acquisition of two excellent and growing sushi restaurant chains - Haru and RA Sushi. Each of RA Sushi and Haru is highly profitable and RA Sushi, in particular, is now strongly positioned for further growth.

        We believe that the investments made to modernize and expand our flagship Benihana teppanyaki restaurants, have yielded both steady gains in sales and customer traffic. We believe that the brand remains as strong as ever, even after 41 years - a remarkable achievement in the restaurant business.

        In addition, the first prototype of a new Benihana teppanyaki restaurant is now under development, and one of our higher volume restaurants is undergoing a transformation incorporating many of the new architectural and enhanced service features. The model was adopted after extensive study by the Corporation and a leading design firm that consulted on the project and helped to develop our new look. To view a short film on the new design, I urge you to visit our website at www.benihana.com.

        In addition to planning new sites for future teppanyaki restaurants, we are also vigorously engaged in a major capital expenditure program designed to modernize and update our existing Benihana teppanyaki restaurants. We believe that Benihana is a vibrant brand and we plan to assure its continued growth.

        When we acquired the Haru chain of sushi restaurants in New York City, it included only two units and one under development. Today, the chain has more than tripled, including our newest addition, in Philadelphia, Haru's first location outside New York. We have also recently hired a highly regarded master sushi chef as executive chef of Haru, a move that we believe will add to the chain's already considerable reputation as a premier restaurant for on-premises dining and take-out and delivery of sushi and other menu items.

        RA Sushi, purchased just three years ago, is already showing its promise, with steady double-digit comparable sales gains and attractive unit economics. RA Sushi comparable sales increased 29.8% and 25.0% during the quarters ended October 9, 2005 and July 17, 2005, respectively. From just four restaurants in Arizona when it was acquired, there are now eight RA Sushi units throughout the country with six more under development. Its success is clearly in line with the opportunity we envisioned, and our plans are to carefully accelerate its growth.

        It is worth noting that in recent quarterly periods Benihana has reported exceptionally strong comparable sales, higher than comparable sales of most companies in the casual restaurant segment of our industry, and that profitability similarly has trended up. The Corporation's total comparable sales increased 7.9% and 9.0% during the quarters ended October 9, 2005 and July 17, 2005, respectively. Reflective of the Corporation's performance, as of October 14, 2005, the Common Stock closed at $17.51, a 29.7% increase from the previous year, and a 19.1% increase since the end of fiscal 2005. Similarly, the Class A Common Stock increased 27.5% and 15.0%, respectively, during the same periods.

BENIHANA STRIVES TOWARD THE HIGHEST
STANDARDS OF GOOD CORPORATE GOVERNANCE

        Our Board of Directors has moved inexorably to greater representation and control by independent directors in the interest of assuring responsive governance standards to build value. If we succeed in this election, six of the Corporation's nine Board members will conform to NASD regulatory requirements for designation as independent.

        The independent Directors have elected their own Lead Director, Robert
B. Sturges, and during the past year they have held several meetings in executive session without management being present.

        Independent Directors exclusively comprise the membership on four of the Board's six standing committees - Audit, Compensation and Stock Option, Nominating and Corporate Governance. Management members serve only on the Executive Committee and Litigation Committee.

        Approximately nine years ago, when it was common practice among public companies, Benihana adopted a "poison pill" to forestall any unwanted takeovers. The poison pill, as currently in effect, will expire in early 2007. The independent Directors have, in meetings held in executive session this past year, addressed the future of the poison pill as to whether or not it should be redeemed prior to expiration and are weighing various options that would be most beneficial to stockholders.

BENIHANA BELIEVES ITS NOMINEES FOR DIRECTORS
TO BE HIGHLY QUALIFIED AND SUPERIOR TO ANY OF THE DISSIDENTS

        Our Director nominees were chosen for their extraordinary qualifications and with a view to assure the broad independence necessary to assure building stockholder value.

COMMON STOCK DIRECTOR NOMINEES:

        J. RONALD CASTELL is a highly experienced marketing consultant, whose firm of ReelRon LLC currently serves such clients as Centryx Corp. and Huizenga Holdings. Over his extensive business career, Mr. Castell has served as a senior marketing executive with companies like BancOne, Blockbuster Entertainment, Time-Warner (formerly Warner Communications), Communications Satellite Corp., Federated Department Stores and Westinghouse Satellite Communications. He was associated with the launch of the first nationwide bank credit card program as well as the first two-way television system that launched television home shopping. He has served on many industry boards and chaired several State Commissions in Florida and Ohio.

        TAKA YOSHIMOTO joined Benihana Inc. in 1979 and currently is Executive Vice President of the Corporation, where he is responsible for operations of the entire teppanyaki organization. As a member of the Board of Directors for 15 years, and an economist by training, Mr. Yoshimoto has contributed his expert and specialized knowledge of the Asian food sector in helping shape the Corporation's acquisition and growth strategies. He has been involved intimately with developing the new prototype, and over the years has successfully developed and implemented systems and procedures to improve profitability of all of our restaurants, in addition to developing the strong management and staff that has made Benihana successful. Mr. Yoshimoto holds a Master Degree of Business Administration and a Master Degree of Economics and Finance from Louisiana State University, as well as a Bachelor of Liberal Arts degree from International Christian University, Tokyo. He was born and raised in Japan.

CLASS A DIRECTOR NOMINEE:

        JOSEPH J. WEST, PH.D., is the highly regarded Dean and a Professor at the Florida International University's School of Hospitality and Tourism Management. He is an expert on strategic management, having also gained extensive managerial experience at various companies and restaurant chains in the hospitality industry, as well as being a prolific contributor to many educational and industry publications serving the field.

THE DISSIDENT GROUPS' NOMINEES
SHOULD BE REJECTED

        There are two purportedly independent dissident groups offering nominees. They should be rejected.

        In the case of Benihana of Tokyo, Inc. ("BOT"), it purports to own 38.8% of the voting power of the Common Stock. Based on statements made by BOT in the proxy statement it filed in connection with the Corporation's 2004 annual meeting of stockholders, one of the reasons BOT is seeking to elect its own directors is to attain control of the Board. BOT has thus far promoted two costly proxy contests, including this one, and is currently a plaintiff in a suit against the Corporation, which has resulted in Benihana incurring costs in excess of $2.2 million to defend and in which BOT makes plain its purpose is assuring control of Benihana. Yet BOT owns just 14.7% of the economic value of the Corporation. One of its nominees serves as a director of BOT. If he were elected to the Benihana Board, we believe he would be placed in a difficult situation in deciding issues benefiting BOT versus all stockholders.

        Providence Recovery Partners, L.P. ("Providence"), has nominated its Managing Partner and its Managing Director for the Board. It purports to own 142,723 shares of Common Stock, which Providence first started purchasing only this past July. It is noteworthy that Providence also lists, in its notice to the Corporation, short sales of the Class A Common Stock totaling 93,696 shares, which sales occurred during approximately the same period as their accumulation of Common Stock. It should be noted that Providence's voting interest is disproportionate to their economic interest in the Corporation, after taking into account its short position. Until March 2005, Providence and its Managing Partner, Herbert Denton, were advisors to BOT, and they worked with BOT as well during last year's proxy contest in the capacity of financial advisor. We find it curious that a one-time advisor to BOT is now at odds with it in a proxy battle. With BOT owning approximately 1.5 million shares of Common Stock, a vote for the nominees of Providence would, in this three-way proxy contest, benefit the BOT slate.

        We believe that the election of nominees from either the BOT or Providence slates would ultimately interfere with the Corporation's progress.

A VOTE FOR MANAGEMENT'S NOMINEES
IS A POSITIVE VOTE FOR CONTINUED IMPROVED
SHAREHOLDERS GOVERNANCE AND VALUE BUILDING

        I urge you to support our nominees who we believe, like our present Board and management, are committed to enhancing value for ALL stockholders and the maintenance of the highest standards of corporate governance. I believe it noteworthy to mention that the entire Board of Directors of the Corporation (with Kevin Aoki, a trustee of BOT, abstaining), including Lewis Jaffe, BOT's nominee to the Board of Directors for the Corporation's 2004 annual meeting of stockholders, unanimously endorse J. Ronald Castell, Taka Yoshimoto, and Joseph
J. West as Class I nominees to the Corporation's Board of Directors. Notwithstanding that Mr.

Jaffe was nominated by BOT last year and that Providence Capital, Inc. solicited on his behalf, Mr. Jaffe, a member of the Corporation's Corporate Governance Committee, has endorsed and supports the Corporation's nominees to the Board of Directors.

        Please complete and sign the WHITE PROXY card and mail it today.

        I am, as always, available to answer any questions you may have. Thank you for your support.

                                Joel A. Schwartz


            DON'T LET BOT OR PROVIDENCE DERAIL THE PROGRESS THAT THE CORPORATION HAS MADE - VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

1. The Board of Directors urges you to DISCARD the proxy cards recently sent to you by BOT and Providence. A "WITHHOLD AUTHORITY" vote on either BOT's or Providence's Proxy Card is NOT a vote for the Board's nominees. To vote FOR the Corporation's nominees you MUST execute a WHITE proxy card.

2. If you voted on BOT's or Providence's Proxy Card BUT WISH TO SUPPORT THE CORPORATION'S NOMINEES, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible.

3. Remember - ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

4. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for the Corporation's nominees on the WHITE proxy card.

         If you have questions or need assistance in voting your shares, please call:

                              Georgeson & Company
            at their toll free number -- 1 (866) 432-2791 (Toll Free)

                     Banks and Brokerage Firms please call:
                                 (212) 440-9800

                                  BENIHANA INC.
                           8685 NORTHWEST 53RD TERRACE
                              MIAMI, FLORIDA 33166


                                 PROXY STATEMENT


                                    CONTENTS
                                                                         PAGE

ANNUAL MEETING INFORMATION                                                 1
    Who is entitled to vote?                                               1
    What am I voting on?                                                   1
    How does the Board of Directors
          recommend I vote on the proposals?                               1
    How do I vote?                                                         1
    What is a quorum?                                                      2
    What vote is required to approve each item?                            2
    Who will count the vote?                                               2
    What are the deadlines for stockholder
          proposals for next year's Annual Meeting?                        2
    Who pays the expenses of this Proxy Statement?                         2
    May brokers vote without instruction?                                  3

SECURITY OWNERSHIP OF CERTAIN
    BENEFICIAL OWNERS AND MANAGEMENT                                       3
    Common Stock                                                           4
    Class A Stock                                                          5
    Beneficial Ownership Reporting Compliance                              7

ELECTION OF DIRECTORS                                                      7
    Corporate Governance                                                  12
    Committees; Meetings of the Board of Directors                        13
    Audit Committee Report                                                16
    Compensation and Stock Option Committee Interlocks
          and Insider Participation                                       17
    Report on Executive Compensation by the
          Compensation and Stock Option Committee                         17
    Directors' Compensation                                               18

EXECUTIVE COMPENSATION                                                    19
    Summary Compensation Table                                            19

    Stock Options                                                         20
    Options Granted in Fiscal 2005                                        21
    Aggregate Option Exercise in Fiscal 2005
          and Fiscal Year End Option Values                               21
    Deferred Compensation Plans                                           21
    Incentive Plans                                                       21
PERFORMANCE GRAPH                                                         23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                            24

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM
FEES AND SERVICES                                                         25

ANNUAL REPORT                                                             27

FORM 10-K                                                                 27

EXHIBIT A - INFORMATION CONCERNING PARTICIPANTS
IN THE SOLICITATION OF PROXIES BY BENIHANA INC.                           28

                           ANNUAL MEETING INFORMATION

        Your proxies are solicited by the Board of Directors of Benihana Inc. for use at the Annual Meeting of Stockholders to be held at the Inter-Continental West Miami, 2505 Northwest 87th Avenue, Miami, Florida 33172 at 10:00 a.m. on Monday, December 12, 2005 and at any adjournment or adjournments thereof for the purposes set forth in the attached Notice of Meeting. This Proxy Statement and the forms of WHITE proxy are being mailed to stockholders on or about November 14, 2005.

WHO IS ENTITLED TO VOTE?

        Stockholders owning our Common Stock or Class A Stock on October 14, 2005 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting. Each holder of Common Stock has one vote per share, and each holder of Class A Stock has 1/10 of a vote per share, on all matters to be voted on, other than on the election of directors, on which the two classes vote separately. Additionally, the holder of our Series B Convertible Preferred Stock is entitled to vote on an "as if converted" basis together with the holders of our Common Stock. On October 14, 2005, there were 2,902,979 shares of Common Stock and 6,457,763 shares of our Class A Stock outstanding. On October 14, 2005, there were 800,000 shares of Series B Convertible Preferred Stock outstanding, which, in the aggregate, are convertible into 1,052,632 shares of Common Stock.

WHAT AM I VOTING ON?

        You will be asked to elect nominees to serve on the Board of Directors. The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders should arise, the proxies will vote in accordance with their best judgment.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

        The Board recommends a vote FOR each of the Corporation's nominees on the WHITE proxies.

HOW DO I VOTE?

        Sign and date each WHITE proxy card you receive and return it in the prepaid envelope. If you sign your WHITE proxy, but do not mark your choices, your proxies will vote for the persons nominated by the Board for election as directors. You can revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Assistant Secretary, Benihana Inc. 8685 Northwest 53rd Terrace, Miami, Florida 33166, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

WHAT IS A QUORUM?

        A "quorum" is the presence at the meeting, in person or by proxy, of the holders of the majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum and have the effect of a negative vote on all matters other than election of directors. Shares held by brokers in street name and for which the beneficial owners have withheld the discretion to vote from brokers are called "broker non-votes." They are counted to determine if a quorum is present, but are not considered a vote cast under Delaware law. Broker non-votes will not affect the outcome of a vote on a particular matter.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

        The director nominees will be elected by a plurality of the votes cast at the meeting by the class of stock voting for such director nominee. Any other matters to be considered at the meeting require the affirmative vote of a majority of the votes present at the meeting, in person or by proxy to be approved.

WHO WILL COUNT THE VOTE?

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting.

WHAT ARE THE DEADLINES FOR STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING?

        Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in next year's proxy statement and proxy card must be received by not later than March 6, 2006. If next year's annual meeting is held on a date more than 30 calendar days from November 10, 2005, a stockholder proposal must be received by a reasonable time before the Corporation begins to print and mail its proxy solicitation for such annual meeting. In addition, our By-Laws provide that no proposal may be properly raised at next year's annual meeting if we do not receive notice of the proposal on a date not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, notice of a proposal must be received not later than the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. All proposals and notifications should be addressed to the Assistant Secretary, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166.

WHO PAYS THE EXPENSES OF THIS PROXY STATEMENT?

        We are paying all costs of soliciting the Corporation's proxies for the Annual Meeting, including the costs of preparing, printing and mailing this Notice of Meeting and Proxy Statement. Certain of our officers and regular employees may solicit the return of proxies by telephone, mail or personal interview without additional consideration. Exhibit A attached to this Proxy Statement sets forth certain information relating to the Corporation's directors, officers and other participants who may be soliciting proxies on the Corporation's behalf. As a result of the solicitation of proxies by Benihana of Tokyo, Inc. ("BOT") and Providence Recovery

Partners, L.P. ("Providence"), the Corporation's expenses related to its solicitation of proxies will exceed those normally spent for an annual meeting. Such additional costs, excluding the cost of litigation (if any), are expected to aggregate up to approximately $200,000. The Corporation has engaged Georgeson Shareholder Communications Inc. ("Georgeson") to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson a fee of up to $69,000, plus expenses for their services. Georgeson will employ approximately 50 people to solicit proxies from the Corporation stockholders. Each of Providence and BOT has indicated in their respective notice of stockholder nominees that it will engage a third party to solicit proxies in relation to the election of the Corporation's directors. Neither BOT nor Providence can estimate the cost of their respective solicitation at this time. Providence has indicated in its notice that it will seek to have the Corporation pay its expenses for the proxy fight it intends to start, which could be in addition to the Corporation's own expenses. BOT has indicated in its notice that it will bear the cost of solicitation in connection with the proxy fight it intends to start. Brokerage houses will be requested to forward these soliciting materials to beneficial owners and we will reimburse them for their expenses.

MAY BROKERS VOTE WITHOUT INSTRUCTION?

        Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may vote those shares in their discretion, depending on the type of proposal involved. We believe that, in accordance with New York Stock Exchange rules applicable to such voting by brokers, brokers will not have discretionary authority to vote with respect to any shares as to which no instructions are received from beneficial owners with respect to the election of directors to be voted on by the holders of Common Stock. However, brokers will have discretionary authority to vote with respect to any shares as to which no instructions are received from beneficial owners with respect to the election of directors to be voted on by the holders of the Class A Stock. Shares as to which brokers have not exercised such discretionary authority are considered "broker non-votes."

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following is information relating to the beneficial ownership of our Common Stock and Class A Stock by all persons we know who own beneficially more than 5% of our Common Stock or Class A Common Stock outstanding on October 14, 2005 and by all of our executive officers and directors. Except as otherwise noted, the named person owns directly and exercises sole voting power and investment discretion over the shares listed as beneficially owned.


                                                    COMMON STOCK


NAME (AND ADDRESS IF APPLICABLE) OF               POSITION WITH                 AMOUNT AND NATURE OF       PERCENT
BENEFICIAL OWNERS, OFFICERS AND DIRECTORS         THE CORPORATION            BENEFICIAL OWNERSHIP(1)(6)    OF CLASS
-----------------------------------------         ---------------            --------------------------    --------

Benihana of Tokyo, Inc.(2)                        Stockholder                         1,535,668             38.8%
232 East 63rd Street
New York, New York 10021

Kyle Aoki                                         Stockholder                      1,535,668(2)             38.8%

Grace Aoki                                        Stockholder                      1,535,668(2)             38.8%

Ken Podziba                                       Stockholder                      1,535,668(2)             38.8%


BFC Financial Corporation(3)                      Stockholder                         1,052,632             26.6%
1750 East Sunrise Boulevard
Ft. Lauderdale, Florida 33304

FMR Corp. (4)                                     Stockholder                           373,300              9.4%
82 Devonshire Street
Boston, MA 02109

Kevin Y. Aoki                                     Vice President -                 1,536,218(2)             38.8%
                                                  Marketing/Director

Joel A. Schwartz                                  President and                       38,333(5)              1.0%
                                                  Chief Executive
                                                  Officer/Director

Taka Yoshimoto                                    Executive Vice                         25,500                 *
                                                  President - Restaurant
                                                  Operations/Director

Michael R. Burris                                 Senior Vice President -                20,000                 *
                                                  Finance and Treasurer

John E. Abdo                                      Director                               20,000                 *

Darwin C. Dornbush                                Secretary/Director                     10,500                 *

Norman Becker                                     Director                                2,500                 *

All 11 directors and officers as a group                                              1,653,051             41.7%


                                                  CLASS A STOCK


NAME (AND ADDRESS IF APPLICABLE) OF            POSITION WITH                   AMOUNT AND NATURE OF     PERCENT
BENEFICIAL OWNERS, OFFICERS AND DIRECTORS      THE CORPORATION               BENEFICIAL OWNERSHIP(7)    OF CLASS
-----------------------------------------      ---------------               -----------------------    --------

FMR Corp. (4)                                  Stockholder                             562,225             8.7%
82 Devonshire Street
Boston, MA 02109

Springhouse Capital, LP (4)                    Stockholder                             520,714             8.1%
520 Madison Avenue, 35th Floor
New York, New York 10022

David M. Knott(4)                              Stockholder                             474,560             7.3%
485 Underhill Boulevard, Ste. 205
Syosset, New York 11791

Dalton, Grierner, Hartman,                     Stockholder                             445,494             6.9%
Maher & Co. (4)
565 Fifth Avenue, Suite 2101
New York, NY 10017

Connors Investor Services, Inc. (4)            Stockholder                             408,675             6.3%
1210 Broadcasting Road
Wyomissing, PA 19610

Andreef Equity Advisors, LLC (4)               Stockholder                             403,919             6.3%
450 Laurel Street, Suite 2105
Baton Rouge, LA 70801

Joel A. Schwartz                               President and Chief                     402,501             5.9%
                                               Executive Officer/Director

Michael R. Burris(8)                           Senior Vice President -                 241,737             3.6%
                                               Finance and Treasurer

Taka Yoshimoto                                 Executive Vice                          208,150             3.1%
                                               President- Restaurant
                                               Operations/Director

Juan C. Garcia                                 Senior Vice President - Chief           120,750             1.8%
                                               Operating Administrative
                                               Officer/Assistant Secretary

Kevin Y. Aoki                                  Vice President -                         94,850             1.5%
                                               Marketing/Director

Norman Becker                                  Director                                 79,367             1.2%

John E. Abdo                                   Director                                 75,667             1.2%

Darwin C. Dornbush                             Secretary/Director                       63,892             1.0%

Max Pine                                       Director                                 26,667                *

Robert B. Sturges                              Director                                 21,667                *

Lewis Jaffe                                    Director                                  6,667                *

All 11 directors and officers as a group                                             1,341,915            17.5%

* less than 1%

NOTES

(1) Beneficial ownership in this table includes the following shares of Common Stock which may be purchased by exercise of presently exercisable options: Mr. Abdo - 5,000 shares; Mr. Becker - 2,500 shares; Mr. Dornbush - 5,000 shares; all officers and directors as a group - 12,500 shares. For purposes of the beneficial ownership and the percentage ownership of each person, the shares of Common Stock, which BFC Financial Corporation would own upon conversion of the Series B Convertible Preferred Stock of the Corporation, are considered outstanding.

(2) All of the issued and outstanding capital stock of Benihana of Tokyo, Inc. (the "Benihana of Tokyo Stock") is owned by a trust of which Kevin Y. Aoki, Kyle Aoki, Kevin Aoki's brother, Grace Aoki, Kevin Aoki's sister, and Ken Podziba, a stockholder nominee for director, are the named trustees. By reason of such positions, such individuals may be deemed to share beneficial ownership of the Benihana of Tokyo Stock and the shares of our stock owned by Benihana of Tokyo, Inc.

(3) Represents Common Stock that BFC Financial Corporation would own if its Series B Convertible Preferred Stock were converted. See "Certain Relationships and Related Transactions". Based solely upon reports on Schedule 13D filed by or on behalf of such person.

(4) Based solely upon reports on Schedule 13G and/or Form 4 filed by or on behalf of such persons.

(5) Includes 10 shares owned by Mr. Schwartz's son, as to which shares Mr. Schwartz disclaims beneficial interest.

(6) Shares of our Common Stock are convertible at any time into shares of our Class A Stock at the option of the holder. Therefore, each beneficial owner of our Common Stock may be deemed the beneficial owner of the same number of shares of our Class A Stock.

(7) Beneficial ownership on this table includes the following shares of Class A Stock which may be purchased by exercise of options which are presently exercisable or which will become exercisable within 60 days: Mr. Schwartz - 373,750 shares; Mr. Yoshimoto 195,500 shares; Mr. Aoki - 77,750 shares; Mr. Burris - 172,500 shares; Mr. Garcia - 120,750 shares; Mr. Abdo - 73,417 shares; Mr. Becker - 78,792 shares; Mr. Dornbush - 61,917 shares; Mr. Pine - 26,667 shares; Mr. Sturges - 21,667 shares; Mr. Jaffe - 6,667 shares; all officers and directors as a group - 1,204,427 shares.

(8) Includes 1,150 shares owned by Mr. Burris' wife, as to which shares Mr. Burris disclaims beneficial ownership.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Rules promulgated by the Securities and Exchange Commission govern the reporting of securities transactions by directors, executive officers and holders of 5% or more of our Common Stock or Class A Stock. Based solely upon its review of copies of reports filed with the Securities and Exchange Commission and received by us, we believe that our directors and executive officers have filed all required reports on a timely basis.

                              ELECTION OF DIRECTORS

        Our Certificate of Incorporation provides that the Board of Directors be divided into three classes with the three-year term of office of one class expiring each year. The current directors have been elected or appointed to the classes set forth opposite their names below. The terms of office of Darwin C. Dornbush, Max Pine and Taka Yoshimoto, Class I Directors, will expire at the Meeting. A majority of our Board is composed of independent directors. After many years of valuable service, Messrs. Dornbush and Pine will not stand for reelection to the Board of Directors at our Annual Meeting. Mr. Yoshimoto is proposed to be reelected as a Class I Director. Additionally, Mr. J. Ronald Castell and Dean Joseph J. West have been nominated by the Board of Directors to be elected as Class I Directors. Each nominee will hold office for a three-year term, in each case until their respective successors shall have been duly elected and qualified.

        Our Certificate of Incorporation also provides that when the Board of Directors is divided into at least two classes, as is presently the case, the holders of the Class A Stock vote separately as a class to elect 25% (or the next higher whole number) of each class of the Board; provided, however, that the number of directors so elected by the holders of the Class A Stock may not exceed 25% (or the next whole higher number) of the entire Board. Holders of the Class A Stock do not vote for the election of directors at any meeting of stockholders if the terms of office of directors so elected by such holders do not expire at such meeting. Holders of the Common Stock vote separately as a class for the remainder of each class of the Board. The Board of Directors currently consists of nine members, of which three members (more than 25% of the Board, rounded to the nearest whole director) are directors who have been elected by holders of the Class A Stock. Messrs. Max Pine, a Class I Director, John E. Abdo, a Class II Director, and Joel A. Schwartz, a Class III Director, currently serve as Class A Stock Directors. The Board of Directors has nominated Dean West to serve as a Class A Stock Director and Messrs. Castell and Yoshimoto to serve as Common Stock Directors. At the Meeting, only the holders of the Class A Stock, voting separately as a class, will vote on the election of Dean West as a Class A Stock Director, and the holders of the Common Stock, together with the Series B Convertible Preferred Stock, voting separately as a class, will vote on the election of Messrs. Castell and Yoshimoto as Common Stock Directors.

        The Board of Directors has selected persons named as proxies in the enclosed form of WHITE proxy. It is intended that the shares represented by the proxies, unless authorization is withheld, shall be voted for the election as Directors of the nominees set forth in the following table, who have been designated by the Board of Directors. Each of the nominees has consented to being named in this Proxy Statement and has agreed to serve as a Director if elected. Although it is not contemplated that such nominees will be unable to serve, should such a situation arise prior to the balloting at the Meeting, the persons named in the WHITE proxy will vote the shares represented by the WHITE proxy for any substitute nominee(s) designated by the current Board of Directors to fill the vacancy. Currently, substitute nominee(s) have not been selected by the Board of Directors.

        The following are the nominees for director:


COMMON STOCK DIRECTOR NOMINEES

J. RONALD CASTELL
NOMINEE - CLASS I DIRECTOR (TERM TO EXPIRE IN 2008)
AGE 67

        In 2004, Mr. Castell formed ReelRon LLC, a marketing consulting firm serving clients such as Huizenga Holdings, Inc., Centryx Corp., Southern Audio Video and Breakaway Films. From 1995 through 2004, Mr. Castell served as Senior Vice President of Marketing and Communications of Huizenga Holdings, Inc. From 1989 through 1995, Mr. Castell served as Senior Vice President Programming and Communications of Blockbuster Entertainment Corp.

TAKA YOSHIMOTO
DIRECTOR SINCE 1990
CLASS I DIRECTOR (TERM TO EXPIRE IN 2008), EXECUTIVE VICE PRESIDENT - OPERATIONS AGE 59

Mr. Yoshimoto has served as Executive Vice President of the Corporation and its predecessor since 1989 and as the Director of Operations from 1985 until 1989. Mr. Yoshimoto joined the Corporation in 1979 and has held various positions in operations. During that time, Mr. Yoshimoto has made significant contributions to our restaurant operations. Mr. Yoshimoto holds a Master Degree of Business Administration and a Master Degree of Economics and Finance from Louisiana State University, as well as a Bachelor of Arts of Liberal Arts from International Christian University, Tokyo. He was born and raised in Japan.

ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR COMMON STOCK DIRECTORS

BENIHANA OF TOKYO, INC. NOMINEES

        Benihana of Tokyo, Inc. ("BOT"), which purports to be the beneficial owner of 1,535,668 shares of Common Stock, has notified the Corporation of its intention to nominate two individuals in opposition to the two Common Stock nominees to serve as Class I Directors of the Corporation's Board. According to information provided by BOT, for which the Corporation disclaims any responsibility, these individuals are: Ken Podziba, Sports Commissioner for New York City and Director of BOT, 2 Washington Street, 15th Floor, New York, New York 10004; and Roberto Fata, President, Fata Organization LLC, 360 West 125th Street, Suite 10, New York, New York 10027.

        All of the outstanding shares of capital stock of BOT are owned by The Benihana Protective Trust (the trustees of which are Rocky Aoki's three children, Grace Aoki, Kyle Aoki and Kevin Y. Aoki, a director of the Corporation, and Ken Podziba, a director of BOT). The Corporation's Board of Directors has already nominated J. Ronald Castell and Taka Yoshimoto to serve as Class I Common Stock Directors. Notwithstanding the merits of the two nominees put forth by the Corporation, and with BOT's prior knowledge of these nominees, BOT has nominated two Class I Common Stock Directors, one of whom is a trustee of The Benihana Protective Trust and a director of BOT. The Board strongly opposes BOT's nominees. Neither Mr. Podziba nor Mr. Fata has the educational background or high level business experience or familiarity with the food service industry based on the information provided in BOT's notice of stockholder nomination to the Corporation to merit their election to the Corporation's Board of Directors.

        As evidenced by its soliciting materials filed with the Securities and Exchange Commission in connection with the Corporation's 2004 annual meeting of stockholders, BOT opposes the Corporation's equity financing transaction with BFC Financial Corporation ("BFC") discussed under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" not on its merits, but because it may result in the issuance of additional shares of Common Stock and has reduced BOT voting power. BOT has stated in its soliciting materials filed in connection with the Corporation's 2004 annual meeting of stockholders that the dilution to its voting power with respect to the Corporation's Common Stock will have an adverse impact on its ability to influence or control votes of the common stockholders, including the election of the Corporation's Common Stock Directors. BOT is seeking to control the voting power of the common stockholders for the election of the Corporation's Common Stock Directors while owning only 38.8% of the votes represented by the Common Stock of the Corporation. It should be noted that its investment in the Corporation only represents 14.7% of the economic value of the Corporation. We believe that in opposing this financing and in opposing the two nominees put forth by the Corporation for election as Class I Common Stock Directors, BOT is acting solely in its own interest seeking to impose their will on all of the other stockholders to advance BOT's interests without consideration or regard to the interests of the Corporation's other stockholders. BOT's desire to control the Common Stock vote underscores the need to elect Directors who will be dedicated to the interests of the Corporation and all of its stockholders and not only the interests of a special interest group.

PROVIDENCE RECOVERY PARTNERS, L.P. NOMINEES

        Providence Recovery Partners, L.P. ("Providence"), which purports to be the beneficial owner of 142,723 shares of Common Stock, has notified the Corporation of its intention to nominate two individuals in opposition to the two Common Stock nominees to serve a Class I Directors of the Corporation's Board. According to information provided by Providence, for which the Corporation disclaims any responsibility, these individuals are: Herbert A. Denton III, President, Providence Capital, Inc., a registered broker-dealer and investment advisory firm, and Managing Partner, Providence Recovery Partners, L.P., an activist fund, 115 East 69th Street, New York, New York 10021; and Larry G. Schafran, Managing Director, Providence Capital, Inc. and Managing Partner, Providence Recovery Partners, L.P., 115 East 69th Street, New York, New York 10021.

        The Board strongly opposes Providence's nominees. Based on his testimony given in his deposition taken in connection with the lawsuit commenced by BOT, as further discussed under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS", Mr. Denton was contacted, in the spring of 2004, by counsel to Rocky Aoki and his wife, Keiko Aoki, to meet with Rocky Aoki and his counsel to discuss issues in connection with the contested proxy for the Corporations 2004 annual meeting of stockholders and to review the transaction proposed to the Corporation by BFC. On June 1, 2004, on behalf of BOT, Mr. Podziba, BOT's nominee to the Corporation's Board of Directors, retained Providence Capital, Inc. to provide financial advisory services to BOT in connection with the proposed equity transaction with BFC. Furthermore, as stated in BOT's soliciting materials filed in connection with the Corporation's 2004 annual meeting of stockholders, Providence Capital, Inc. was retained by BOT to act as its financial advisor and as a "participant" in the solicitation of proxies in connection with the contested proxy. Based on these past relationships, we believe that in nominating two individuals to stand for election to the Corporation's Board of Directors, Providence is not acting for the benefit of all of the stockholders of the Corporation. In addition, we believe that Providence is only acting for the benefit of the stockholders of the Corporation who constitute a special interest group.

CLASS A STOCK DIRECTOR NOMINEE

JOSEPH J. WEST, PH.D.
NOMINEE - CLASS I DIRECTOR (TERM TO EXPIRE IN 2008)
AGE 61

        Since 1999, Joseph West has been serving as Dean, School of Hospitality and Tourism Management, Florida International University. Between 1991 and 1999, he served as Department Chairman of Hospitality Administration, College of Business, The Florida State University, and from 1993 through 1996, he served as Director, Hospitality Education Program, Department of Business and Professional Regulation, State of Florida and has held teaching positions at The Florida State University and the University of South Carolina. Additionally, Dean West possesses restaurant operating experience as an executive and operator having served as Vice President of Operations, Spring Garden Grill and Bar, and General Manager at the following restaurant units: Franklin's Off Friendly, Colony House/Wine Cellar Restaurants, and Colony Caterers. Dean West is also a retired U.S. Naval Officer.

        The following is information about our remaining Class II and Class III Directors, each of whom will continue in office, and our other executive officers:

COMMON STOCK DIRECTORS

KEVIN Y. AOKI
DIRECTOR SINCE 1998
CLASS III DIRECTOR (TERM TO EXPIRE IN 2007), VICE PRESIDENT-MARKETING
AGE 37

        Mr. Aoki has served as Vice President-Marketing and a Director of the Corporation since 1998. For two years prior thereto, he served as General Manager of Benihana of Tokyo, the originator of the Benihana concept and a principal shareholder of the Corporation (see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT"). From 1993 through 1996, Mr. Aoki served as Unit Manager for the Corporation's Chicago and Dallas restaurants and as Manager of Sales for the Corporation's New York region. Mr. Aoki is the son of Rocky H. Aoki, the founder of Benihana.

NORMAN BECKER
DIRECTOR SINCE 1997
CLASS II DIRECTOR (TERM TO EXPIRE IN 2006)
AGE 67

        Mr. Becker since April 1985 has been self-employed in the practice of public accounting. Prior thereto, Mr. Becker was a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP for a period in excess of 10 years. Mr. Becker is also a director of Bluegreen Corporation.

LEWIS JAFFE
DIRECTOR SINCE 2004
CLASS III (TERM TO EXPIRE IN 2007)
AGE 48

        Currently, Mr. Jaffe is self-employed as public speaker and consultant, with specialties in Leadership, Management, Strategic Planning and Problem Solving, Convergence in Telecommunications and Corporate Renewal. From 2004 to 2005 he was the President of Verso Technologies. During 2002, he served as the interim President of Glowpoint, Inc., a Nasdaq-listed company, and from 2002 to 2003, Mr. Jaffe was an independent consultant to Glowpoint. During 2002, Mr. Jaffe served as President and Chief Operating Officer of PictureTel Corporation, a Nasdaq-listed company. From 1998 to 2000, Mr. Jaffe was a managing director in the Boston office of Arthur Andersen LLP in the global finance practice. He served as a member of the Board of Directors for Glowpoint from 2001 to 2003, and ACT Teleconferencing from 2003 to 2005. Currently, in addition to the Benihana board, he also sits on the board of Travizion Inc.

ROBERT B. STURGES
DIRECTOR SINCE 2003
CLASS II DIRECTOR (TERM TO EXPIRE IN 2006)
AGE 58

        Robert B. Sturges has been a partner since 2002 with Continental Hospitality Holdings, a hospitality company, which provides development, technical and operational services to the hotel and resort industry. Mr. Sturges is a partner in the Miami Heat Basketball Organization. From 1994 to 2001, Mr. Sturges was President of the Gaming Division and a Director of Carnival Resort and Casino Inc. which developed, owned and managed resorts, hotels and casinos.

CLASS A STOCK DIRECTORS

JOHN E. ABDO
DIRECTOR SINCE 1990
CLASS II DIRECTOR (TERM TO EXPIRE IN 2006)
AGE 62

        John E. Abdo has been principally employed as the Vice Chairman of the Board of Directors and Chairman of the Executive Committee of BankAtlantic Bancorp, Inc. since 1984 and he holds the same positions respectively at BankAtlantic, FSB. He is Vice Chairman of Levitt Corporation since 1984 and is the Vice Chairman of the Board of Directors of Bluegreen Corporation since 2002. Additionally, he is the Vice Chairman of the Board of BFC Financial Corporation since 1987. Mr. Abdo is a member of the Board of Directors of Benihana since 1990.

        Mr. Abdo is the President of the Broward Performing Arts Foundation, a $60 million theater for the Performing Arts that serves all of South Florida since 1990. He is a graduate of Florida State University.

JOEL A. SCHWARTZ
DIRECTOR SINCE 1982
CLASS III DIRECTOR (TERM TO EXPIRE IN 2007), PRESIDENT AND CHIEF EXECUTIVE
OFFICER
AGE 64

        Mr. Schwartz has been President and a director of the Corporation and its predecessor since 1982, and has served as Chief Executive Officer since 1998. He has overseen the development of Benihana becoming one of the country's most widely recognized brands, in addition to leading the Corporation's steady expansion, acquisition program and growth, accompanied by fiscal discipline. Mr. Schwartz has been largely responsible for the Corporation's successful entry into new concept restaurants, and the development of the new Benihana teppanyaki prototype.

OFFICERS

MICHAEL R. BURRIS
SENIOR VICE PRESIDENT - FINANCE AND TREASURER
AGE 55

        Mr. Burris has served as Senior Vice President - Finance and Chief Financial Officer of the Corporation since 1999. He was appointed Vice President
- Finance and Treasurer effective 1995. Prior to his appointment with the Corporation, Mr. Burris was a partner with Deloitte & Touche LLP. Mr. Burris was awarded an MBA from New York University in 1974 majoring in Finance and in International Business. Mr. Burris is a Trustee of Goodwill Industries of South Florida.

JUAN C. GARCIA
SENIOR VICE PRESIDENT - CHIEF OPERATING ADMINISTRATIVE OFFICER/ASSISTANT
SECRETARY
AGE 41

        Mr. Garcia was appointed Senior Vice President - Chief Operating Administrative Officer during 2005. Prior thereto, Mr. Garcia had been appointed as Vice President-Controller effective in 1999. He served as Controller of the Corporation and its predecessor since 1994. Previously, Mr. Garcia served as Assistant Controller.

DARWIN C. DORNBUSH
DIRECTOR SINCE 1995
SECRETARY/CLASS I DIRECTOR (TERM TO EXPIRE IN 2005)
AGE 75

        Mr. Dornbush is currently and has been for more than the past five years a partner in the law firm of Dornbush Schaeffer Strongin & Weinstein, LLP. He has served as the Secretary of the Corporation and its predecessor since 1983, and has been a Director since 1995. He served as Secretary and a Director of Benihana of Tokyo, Inc., from 1980 to 2004. Mr. Dornbush is also a director and Secretary of Cantel Medical Corp., a healthcare company, and a director of Levitt Corporation, a real estate development company.

        No director or executive officer of the Corporation has any family relationship to any other director or executive officer.

CORPORATE GOVERNANCE

        The Corporation seeks to follow best practices in corporate governance in a manner that is in the best interests of its business and stockholders. The Corporation's current corporate governance principles, including the Code of Business Conduct and Ethics, Audit Committee Charter, Corporate Governance Committee Charter, Compensation and Stock Option Committee Charter, Executive Committee Charter, and Nominating Committee Charter, are all available under Investor Relations on its website at www.benihana.com. The Corporation is in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the Securities and Exchange Commission and the Marketplace Rules of the National Association of Securities Dealers, Inc. ("NASD"). The Corporation will continue to modify its policies and practices to meet ongoing developments in this area. Aspects of the Corporation's corporate governance principles are discussed throughout this Proxy Statement.

COMMITTEES; MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors of the Corporation held 12 meetings during the fiscal year ended March 27, 2005 and no director attended fewer than 75% of the aggregate of such meetings and the number of meetings of each Committee of which he is a member.

        The Board of Directors has determined that each of the following directors is "independent" within the meaning of the NASD definition (Rule 4200(a)(15)): John E. Abdo, Norman Becker, Lewis Jaffe, Max Pine, and Robert B. Sturges. Additionally, the Corporation's nominees, Joseph J. West and J. Ronald Castell, are also deemed "independent" within the NASD definition. None of the independent directors receives compensation from the Corporation other than directors' fees and non-discretionary grants under the Corporation's stock option plans for service on the Board or its Committees.

        The Board of Directors has approved a policy for stockholder communications whereby stockholders may contact the Board of Directors or any Committee or individual director through a link under Investor Relations on the Corporation's website at www.benihana.com. The link directs the stockholder to an outside company or an employee of the Corporation who is responsible for processing the correspondence. The outside company or Corporation employee will forward appropriate stockholder communications to the Corporation's Audit Committee, which will then distribute the correspondence to the appropriate directors. Stockholders are also welcome to communicate directly with the Board of Directors at its Annual Meeting of Stockholders. As a matter of policy, members of the Board of Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All members of the Board of Directors attended the Corporation's 2004 Annual Meeting of Stockholders held on September 28, 2005.

        The Board of Directors has six standing committees: the Audit Committee, the Compensation and Stock Option Committee, the Nominating Committee, the Corporate Governance Committee, the Executive Committee and the Litigation Committee. All of the members of the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee are independent directors (as independence is defined in Rule 4200(a) (15) under the NASD listing standards). Each of the Nominating Committee, the Compensation and Stock Option Committee and the Audit Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Corporation. The Board-approved charters of the Audit Committee, the Compensation and Stock Option Committee, the Nominating Committee, the Corporate Governance Committee and the Executive Committee are available on the Corporation's website under Investor Relations at www.benihana.com.

AUDIT COMMITTEE. For the fiscal year ended March 27, 2005, the Audit Committee consisted of Norman Becker (the Chairman), Lewis Jaffe and Robert B. Sturges, all of who have been determined by the Board of Directors to be independent (as independence is defined in Rule 4200(a)(15) under the NASD listing standards and Rule 10A-3 of the Securities Exchange Act of 1934). In May 2004, the Board of Directors adopted the revised Audit Committee Charter, which is available on the Corporation's website under Investor Relations, at www.benihana.com. The Board has determined that Norman Becker qualifies as an audit committee financial expert as defined by Item 401(h)(2) of Regulation S-K promulgated by the Securities and Exchange Commission.

        The Audit Committee's primary responsibilities are to: (i) oversee the Corporation's financial reporting principles and policies and internal control systems, including review of the Corporation's quarterly and annual financial statements, (ii) review and monitor the performance and independence of the Corporation's independent auditors and the performance of the internal auditing department, (iii) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department and the Board of Directors and (iv) appoint, evaluate, compensate and where appropriate, terminate and replace the Corporation's independent auditors. The audit committee held six meetings during the fiscal year ended March 27, 2005.

COMPENSATION AND STOCK OPTION COMMITTEE. The Corporation has a Compensation and Stock Option Committee, which was composed of John E. Abdo (the Chairman), Norman Becker, and Robert B. Sturges during the fiscal year ended March 27, 2005. The Compensation and Stock Option Committee Charter provides that the Committee is responsible for (i) discharging the Board of Director's responsibilities relating to compensation of the Corporation's executives, (ii) the administration of the Corporation's equity-based compensation plans and
(iii) producing an annual report on executive compensation for inclusion in the Corporation's proxy statement in accordance with applicable rules and regulations. During the fiscal year ended March 27, 2005, the Compensation and Stock Option Committee met three times to make recommendations concerning salary and bonus for the Corporation's executive officers for the 2005 year and to make recommendations as to the grant of stock options to such executive officers.

NOMINATING COMMITTEE. During the fiscal year ended March 27, 2005, the Nominating Committee was composed of Robert B. Sturges (the Chairman), Norman Becker and Max Pine. Mr. Pine will not stand for reelection at the 2005 Annual Meeting of Stockholders. The Committee's responsibilities include (i) identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors and recommending that the Board of Directors select the director nominees for the next annual meeting of shareholders and (ii) overseeing evaluation of the Board of Directors. One meeting was held during the fiscal year ended March 27, 2005.

        The Nominating Committee reviews, following the end of the Corporation's fiscal year, the composition of the Corporation's Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the Nominating Committee thinks it in the best interests of the Corporation to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholders meetings, the Nominating Committee will seek out potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Corporation and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate's qualifications and check relevant references. In addition, such candidate will be interviewed by at least one member of the Nominating Committee. The Nominating Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a vacancy on the Board, or presented for the approval of the stockholders, as appropriate. Although the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Corporation's purposes. The Board of Directors does not believe that it is necessary for the Corporation to have a policy regarding the consideration of candidates recommended by stockholders as any interested person may make such recommendations and all recommended candidates will be considered using the criteria set forth in the Corporation's guidelines. The Nominating Committee will consider written proposals from stockholders for nominees for director for the Corporation's 2006 Annual Meeting of Stockholders. Any such nominations should be submitted to the Nominating Committee c/o Assistant Secretary of the Corporation and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a directors if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Corporation's Common Stock and Class A Stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and must be submitted in the time frame described in the By-Laws of the Corporation and under the caption, "Annual Meeting Information- What are the deadlines for stockholder proposals for next year's Annual Meeting?" described above.

        The Nominating Committee will consider, among other factors, the following to evaluate Committee and stockholder recommended nominees: the Board of Directors current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations, including seeking to insure that at least a majority of the directors are independent under the NASD Rules and that members of the Corporation's Audit Committee meet the financial literacy and sophistication requirements under NASD Rules, and Corporation policies or procedures and the general qualifications of potential nominees, including, but not limited to personal integrity; loyalty to the Corporation and concern for its success and welfare; experience at strategy/policy setting level; high-level leadership experience in business or administrative activity; breadth of knowledge about issues affecting the Corporation; an ability to work effectively with others; sufficient time to devote to the Corporation; freedom from conflicts of interest.

CORPORATE GOVERNANCE COMMITTEE. During the fiscal year ended March 27, 2005, the Corporate Governance Committee was composed of Max Pine (the Chairman), Darwin
C. Dornbush, and

Lewis Jaffe. Messrs. Pine and Dornbush will not stand for reelection at the 2005 Annual Meeting of Stockholders. The Committee's responsibilities include (i) preparing, reviewing and recommending to the Board of Directors the corporate governance guidelines applicable to the Corporation and (ii) advising the Board of Directors on matters of organizational and governance structure of the Corporation. Three meetings were held during the fiscal year ended March 27, 2005.

EXECUTIVE COMMITTEE. During the fiscal year ended March 27, 2005, the Executive Committee was composed of Joel A. Schwartz (the Chairman), John E. Abdo, Darwin
C. Dornbush. Mr. Dornbush will not stand for reelection during the 2005 Annual Meeting of Stockholders. Robert B. Sturges will serve on the Executive Committee during fiscal 2006. The Committee's responsibilities include taking all actions the Board of Directors could take under Delaware law and the Certificate of Incorporation and By-Laws of the Corporation except certain actions enumerated in the Executive Committee Charter. The Executive Committee met four times during the fiscal year ended March 27, 2005.

LITIGATION COMMITTEE. During the fiscal year ended March 27, 2005, the Litigation Committee was composed of Max Pine, Taka Yoshimoto, Darwin C. Dornbush and Robert B. Sturges. Messrs. Pine and Dornbush will not stand for reelection during the 2005 Annual Meeting of Stockholders. The Committee's only responsibility is to advise the Board of Directors on matters dealing with the litigation with Benihana of Tokyo, Inc. Three meetings were held during the fiscal year ended March 27, 2005.

AUDIT COMMITTEE REPORT

        For fiscal year ended March 27, 2005, the Audit Committee consisted of Norman Becker (the Chairman), Robert B. Sturges and Lewis Jaffe, all of whom have been determined by the Board to be independent (as independence is defined in Rule 4200(a)(15) under the NASD listing standards and Rule 10A-3 of the Securities Exchange Act of 1934). The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found on the Corporation's website under Investor Relations at www.benihana.com.

        Pursuant to its charter, the Audit Committee recommends to the Board of Directors the selection of our independent auditors. Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report on those consolidated financial statements. The Committee's responsibility is to monitor and oversee these processes.

        In this context, the Committee has met and held discussions with management and Deloitte & Touche LLP, the independent accounting firm for the Corporation. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP matters required to be discussed by Statement of Auditing Standards No. 61 ("Communication with Audit Committees"), and the Committee discussed with Deloitte & Touche LLP that firm's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, which recommendation has been adopted by the Board of Directors, that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 27, 2005 for filing with the Securities and Exchange Commission.

                                                      THE AUDIT COMMITTEE
                                                      Norman Becker, Chairman
                                                      Robert B. Sturges
                                                      Lewis Jaffe

COMPENSATION AND STOCK OPTION
COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation and Stock Option Committee served as an officer or employee of the Corporation or had any relationship with the Corporation requiring disclosure under the heading "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," except for Darwin C. Dornbush, who serves as our Secretary, and John E. Abdo, who serves as our director.

REPORT ON EXECUTIVE COMPENSATION BY THECOMPENSATION AND STOCK OPTION COMMITTEE

        COMPENSATION POLICY. The Compensation and Stock Option Committee is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses. The Committee is responsible for administering our Employee Stock Option Plans. The Compensation and Stock Option Committee consists of John E. Abdo, Norman Becker, and Robert B. Sturges, each of whom is a non-employee member of the Board of Directors.

        The policy of the Compensation and Stock Option Committee is to recommend compensation for the Chief Executive Officer and other executive officers, reflecting the contribution of such executives to our growth in sales and earnings, and the implementation of our strategic plans for growth. In addition, in order to assure our ability to attract and retain managerial talent, an attempt is made to keep compensation competitive with compensation offered by other restaurant companies of comparable quality, size and performance.

        Long-term incentive compensation policy consists of the award of stock options under our stock option plans, which serve to identify and reward executive performance with increases in value for stockholders and bonuses under our Administrative Incentive Compensation Plan.

        PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION. Executive compensation for the fiscal year ended March 27, 2005 consisted of base salary and bonus. The Compensation and Stock Option Committee met from time to time during such fiscal year. All salary compensation paid to the Chief Executive Officer and to our other executive officers during the fiscal year ended March 27, 2005 was in accordance with the terms of written employment agreements with such officers.

        In addition, certain of the executive officers received awards during the fiscal year ended March 27, 2005 under our Administrative Incentive Compensation Plan. Under this plan, the aggregate amount available for awards to all executive officers is determined by a formula based on the amount by which return on stockholders' equity exceeds preset targets; allocation of this amount among the Chief Executive Officer and the other executive officers is made by the Compensation and Stock Option Committee based upon the level of management responsibility of the various executive officers and the relative contributions of each to the long-term success and increase in profitability. Each of these factors was equally considered.

        Under the terms of this plan, the Compensation and Stock Option Committee reserves the discretion to award bonuses notwithstanding the failure of the Corporation to achieve the preset target.

                                        COMPENSATION AND STOCK OPTION COMMITTEE
                                        John E. Abdo, Chairman
                                        Norman Becker
                                        Robert B. Sturges

DIRECTORS' COMPENSATION

        During the fiscal year ended March 27, 2005, non-employee directors received directors' fees of $12,000 a year plus $1,000 for each meeting attended and also for each committee meeting attended. All directors are reimbursed for expenses incurred on behalf of the Corporation.

        During fiscal 2006, non-employee directors will receive directors' fees of $15,000 per year plus $1,500 for each board meeting attended in person ($750 for each meeting attended telephonically). Additionally, directors will receive $1,500 for each committee meeting attended in person ($750 for each meeting attended telephonically). Compensation for committee meetings will be reduced to $1,000 for meetings held on the same day as board meetings. Committee chairs will be compensated as follows (except where the Chairman is an employee of the Corporation): $7,500 per year for Audit Committee; $5,000 per year for Independent Lead Director; and $2,500 per year for all other committees.

        In addition, each director who is not an employee participates in the existing 2003 Directors' Stock Option Plan. Under this plans, options to purchase 10,000 shares of Class A Stock are automatically granted annually to such non-employee director on the date of our Annual Meeting of Stockholders. Previous to the 2003 Directors' Stock Option Plan, the Corporation had a Directors' Stock Option Plan (Directors' Plan) and a Directors' Class A Stock Option Plan (Directors' Class A Plan). Under the Directors' Plan, 2,500 shares of Common Stock were granted in each year from 1994 thru 1997, and options to purchase 10,000 shares of Class A Stock were granted in 1998 thru 2002(1) under the Directors' Class A Plan. Each option granted under the Director's Plan from 1994 through 1997 has an exercise price equal to the fair market value of the Common Stock on the date of grant; each option granted in 1998 and thereafter has an exercise price equal to the fair market value of the Class A Stock on the date of grant. Each option granted under the Directors' Plan and the Directors' Class A Plan is for a term of 10 years and becomes exercisable as to one-third of the number of shares covered thereby on the date of grant, one-third on each of the first two anniversaries of the date of grant. Options granted under the 2003 Directors' Plan are exercisable ratably as to one-third of the shares on the date which is six months after the date of grant, one-third of the shares on the first anniversary of the grant of such option and as to the balance of such shares on the second anniversary of grant of such option. The 2003 Directors' Stock Option Plan authorizes the grant of options to purchase 300,000 shares of Class A Common Stock. The Directors' Plan authorizes the grant of options to purchase an aggregate of 35,000 shares of Common Stock and the Directors' Class A Plan authorizes the grant of options to purchase 200,000 shares(2) of Class A Stock. As of March 27, 2005, options to purchase an aggregate of 17,500 shares(2) Common Stock, have been granted under the Directors' Plan and options to purchase an aggregate of

200,000 and 120,000 shares of Class A Stock have been granted under the Directors' Class A Plan and the 2003 Directors' Stock Option Plan, respectively.

------------------------
(1) Options granted prior to August, 2002 received a 15% stock dividend payable in options to purchase Class A Stock.
(2)     Adjusted to reflect the 15% stock dividend effective August 12, 2002.

                             EXECUTIVE COMPENSATION

        The following table sets forth, for the fiscal years ended March 27, 2005, March 28, 2004 and March 30, 2003, compensation paid to the Chief Executive Officer and to the other executive officers who received more than $100,000 in salary and bonus during fiscal year 2005, including salary, bonuses, stock options and certain other compensation:

                                 SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION       LONG-TERM COMPENSATION(1)
                                        -------------------       -------------------------

                                                                    SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION        YEAR     SALARY      BONUS(2)            OPTIONS
---------------------------        ----     ------      --------    ---------------------
                                              $            $                   #
Joel A. Schwartz, President        2005     343,132      18,667                -
And Chief Executive                2004     339,195      57,334                -
Officer(3)                         2003     323,077      78,000              57,500

Taka Yoshimoto, Executive          2005     182,651      12,667                -
Vice President (4)                 2004     186,135      39,334                -
                                   2003     180,624      49,000              46,000

Michael R. Burris, Senior          2005     162,134      31,667                -
Vice President - Finance           2004     156,765      36,000                -
And Treasurer(5)                   2003     153,740      45,333              40,250

Kevin Y. Aoki, Vice                2005     140,144       9,333                -
President - Marketing (6)          2004     137,554      28,666                -
                                   2003     131,923      34,000              34,500

Juan C. Garcia, Senior Vice        2005     121,635      28,000                -
President - Chief Operating        2004     116,503      28,666                -
Administrative Officer(7)          2003     111,058      36,667              34,500

(1) Consists of Employee Stock Option grants for Class A Stock described in this Proxy Statement. We do not award stock appreciation rights or restricted stock awards. All option amounts are adjusted to reflect the 15% Stock Dividend effective August 12, 2002.

(2) Consists of payouts under our Administrative Incentive Compensation Plan. For each of these individuals, each year's payout equals one third of his award, if any, under this plan for each of the three preceding fiscal years.

(3) Joel A. Schwartz, President and Chief Executive Officer, is employed on a full-time basis at an annual salary of $300,000, pursuant to the terms of an employment agreement entered into effective April 1, 2001 and amended on May 27, 2004. The agreement expires March 31, 2009. The agreement provides for annual salary increases based on cost-of-living adjustments and bonuses and additional salary increases as may be determined by the Board from time to time. The agreement provides that Mr. Schwartz may resign following a change of control and receive a severance payment which could be equal to his salary over the unexpired term of the agreement and five additional years. The agreement also provides for additional severance payments which could equal five year's salary if Mr. Schwartz' employment terminates for failure to renew his agreement. Mr. Schwartz is prohibited from competing with the Corporation for a period of one year after any termination of his employment.

(4) Pursuant to the terms of an Employment Agreement entered into as of April 1, 2001, Mr. Yoshimoto, Executive Vice President-Restaurant Operations, is employed at an annual salary of $165,000. The agreement expires March 31, 2006. The agreement provides for annual salary increases based on cost of living adjustments, and bonuses and additional salary increases as may be determined by the Board from time to time. The agreement provides that Mr. Yoshimoto may resign following a change of control and receive a severance payment equal to his salary over the unexpired term of the agreement. Mr. Yoshimoto is prohibited from competing with the Corporation for a period of one year following certain terminations of employment.

(5) Pursuant to the terms of an Employment Agreement entered into as of September 1, 2003, Mr. Burris, Senior Vice President - Finance and Treasurer and Chief Financial Officer, is employed at an annual salary of $157,500. The agreement expires August 31, 2006. Mr. Burris is prohibited from competing with the Corporation for a period of one year following certain terminations of employment.

(6) Pursuant to the terms of an Employment Agreement entered into as of September 1, 2003, Mr. Aoki, Vice President of Marketing, is employed at an annual salary of $132,500. The agreement expires August 31, 2006. Mr. Aoki is prohibited from competing with the Corporation for a period of one year following certain terminations of employment.

(7) Pursuant to the terms of an Employment Agreement entered into as of September 1, 2003, as amended on October 17, 2005, Mr. Garcia, Senior Vice President - Chief Operating Administrative Officer, is employed at an annual salary of $140,000. The agreement expires March 31, 2009. Mr. Garcia is prohibited from competing with the Corporation for a period of one year following certain terminations of employment.

                                  STOCK OPTIONS

        We maintain employee stock option plans adopted in 1996, 1997 and 2000 and various directors stock option plans. The employee plans make available for stock option grants a total of 2,550,000 shares of Class A Stock. Of these amounts, we have granted options to purchase 1,716,007 shares(1) of Class A Stock; options to purchase 833,993 shares of Class A Stock are available for future grants.

        The purpose of the employee plans and the directors' plan is to enable us to attract, retain and motivate key employees and directors by providing them an equity participation. The employee plans provide for incentive stock options (ISO's) under Section 422A of the Internal Revenue Code of 1986, as amended, and for options which are not ISO's. Options granted under the employee plans may not have terms exceeding ten years, and, in the case of the options which are ISO's, may not provide for an option exercise price of less than 100% of the fair market value of our Common Stock or Class A Stock on the day of the grant (110% of such fair market value in the case of optionees holding 10% or more of the combined voting rights of our securities).

-----------------------
(1)     Adjusted to reflect the 15% Stock Dividend effective August 12, 2002.

OPTIONS GRANTED IN FISCAL 2005

        No options were granted in fiscal 2005 with respect to the individuals set forth in the Summary Compensation Table.

AGGREGATE OPTION EXERCISE IN FISCAL 2005
AND FISCAL YEAR END OPTION VALUES

        The following information is furnished for the fiscal year ended March 27, 2005 for stock option exercises during such fiscal year and the value realized upon exercise by the individuals set forth in the Summary Compensation Table during the fiscal year ended March 27, 2005 and the value of outstanding options held by such executive officers as of March 27, 2005.

                                                               NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN THE
                                                                OPTIONS AT 03/27/05         MONEY OPTIONS AT 03/27/05
                                                           -------------------------------------------------------------
                         SHARES ACQUIRED        VALUE                           NON-                            NON-
         NAME              ON EXERCISE        REALIZED      EXERCISABLE     EXERCISABLE     EXERCISABLE     EXERCISABLE
------------------------------------------------------------------------------------------------------------------------
                                #                 $              #               #               $               $
CLASS A STOCK:
Joel A. Schwartz                -0-                -0-        402,500             -0-        2,363,088             -0-
Taka Yoshimoto                  -0-                -0-        195,500             -0-          962,720             -0-
Michael R. Burris               -0-                -0-        235,750             -0-        1,458,443             -0-
Kevin Y. Aoki                20,000            132,130         77,750             -0-          252,845             -0-
Juan C. Garcia                  -0-                -0-        120,750             -0-          551,893             -0-

                           DEFERRED COMPENSATION PLANS

        We have a deferred compensation plan under which certain key employees may elect to defer up to 20% of their salary and up to 100% of their bonus until retirement or termination of employment. Employees may select from various investment options for their account. Investment earnings are credited to their accounts.

                                INCENTIVE PLANS

        RESTAURANT INCENTIVE PLAN. We maintain an incentive bonus program under which certain of our administrative and restaurant employees, based on their performance, may be eligible for cash awards.

        Under the restaurant incentive program, the awards are divided among restaurant management personnel and chefs who have been determined to have contributed significantly to our operating goals. In addition, incentive bonuses of small numbers of shares of Class A Stock are also given to selected restaurant employees.

        ADMINISTRATIVE INCENTIVE COMPENSATION PLAN. Under the Administrative Incentive Compensation Plan, awards are allocated to headquarters employees, including executive officers, if we exceed annual targeted returns on equity as determined by the Compensation and Stock Option Committee. The purpose of the plan is to align the interests of management and our stockholders by providing incentives, which are directly related to identified operating objectives, to our officers and administrative employees upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business. Awards are made by the Compensation and Stock Option Committee of the Board of Directors and the senior management out of a bonus pool which is a predetermined percentage of the amount by which our Net Income After Taxes exceeds the amount required for the annual targeted return on equity for such year. Pursuant to the Plan, the Compensation and Stock Option Committee retains the discretion to award bonuses notwithstanding the failure of the Corporation to achieve preset target for a fiscal year; in fiscal 2005, 2004 and 2003 the Corporation exercised such discretion in awarding bonuses. For awards in excess of $1,000, one-third of the amount awarded is paid immediately to the employee and the remaining two-thirds is payable ratably over the succeeding two years. Amounts allocated under the plan may be taken in cash or deferred in a non-qualified deferred compensation plan. Participants also have the option of electing to take awards in our Class A Stock valued at a price equal to 85% of its average closing price for the period immediately preceding the making of the award. The amount of award for any individual is capped at 50% of the employee's eligible salary, which is defined as the amount of ordinary salary less 40% of the FICA salary base.

        For the purposes of this plan, the return on equity is computed by dividing after tax income (computed before allocations to the Incentive Compensation Plan) by the amount of stockholders' equity as of the beginning of the year. The target rate of return on equity, which is approved annually by the Compensation and Stock Option Committee was 15% for the fiscal year ended March 27, 2005, which rate represented a Net Income After Tax of $7,869,000. During fiscal year 2005, amounts were paid with respect to performance awards granted in 2004 and 2003. For the fiscal year ended March 27, 2005, $75,000 was accrued under the plan for payment of bonuses to employees, including executive officers.

                                PERFORMANCE GRAPH

        Comparison of five-year cumulative total return among Benihana Inc., the NASDAQ stock market-US index and the SIC Code Index.



                                         FISCAL YEAR ENDING

COMPANY                                 2000       2001       2002      2003       2004       2005
                                        ----       ----       ----      ----       ----       ----
Benihana Inc.                          100.00      82.76    139.48      81.49     132.78    116.53
SIC Code Index                         100.00      89.07    112.14      79.07     126.59    139.64
NASDAQ Market Index - U.S. 100.00      100.00      41.24     40.61      29.45      45.39     45.79

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Benihana of Tokyo, Inc. ("BOT") owns shares representing approximately 38.8% of the votes represented by our Common Stock, which class elects 75% of the directors.

        A trust of which Kevin Y. Aoki, Vice President-Marketing and a Director of the Corporation, Grace Aoki, Kevin Y. Aoki's sister, Kyle Aoki, Kevin Y. Aoki's brother, and Ken Podziba, a stockholder nominee for director, are the trustees, is the owner of the BOT Stock.

        BOT owns a Benihana restaurant in Honolulu, Hawaii (the "Honolulu Restaurant") and all rights to the Benihana name and trade names, service marks and proprietary systems outside the territory served by the Corporation which consists of the United States (except for rights related to the State of Hawaii) and Central and South America and the islands of the Caribbean Sea. We also granted to BOT a perpetual license to operate the Honolulu Restaurant and an exclusive license to own and operate Benihana restaurants in Hawaii. This license is royalty free with respect to any Hawaiian restaurant beneficially owned by Rocky H. Aoki. We have a right of first refusal to purchase any Hawaiian restaurant or any joint venture or sublicensing thereof proposed to be made by BOT with an unaffiliated third party; and, in the event any Hawaiian restaurant is sold, sublicensed or transferred to a third party not affiliated with Rocky H. Aoki, we will be entitled to receive royalties from such restaurant equal to 6% of gross revenues.

        On July 1, 2004, the Corporation received net proceeds of $9,253,000, after transaction costs, representing the funding of the first tranche of its sale of $20,000,000 aggregate principal amount of Series B Convertible Preferred Stock ("Series B Preferred Stock") from BFC Financial Corporation ("BFC"). In connection with the first tranche, the Corporation issued and sold 400,000 shares of its Series B Preferred Stock. John E. Abdo, a director of the Corporation, is a director and Vice Chairman of the Board of BFC and is a significant shareholder of BFC.

        On August 4, 2005, the Corporation completed the second and final tranche involving $10,000,000 aggregate principal amount of its Series B Preferred Stock sold to BFC. In connection with the second tranche, the Corporation issued and sold an additional 400,000 shares of its Series B Preferred Stock. The Corporation received net proceeds of $10,000,000 from the sale. No transaction costs were incurred with the second tranche.

        The Series B Preferred Stock has a liquidation preference of $25.00 per share (subject to anti-dilution provisions). The Series B Preferred Stock is convertible into Common Stock of the Corporation at a conversion price of $19.00 per share, subject to adjustment, carries a dividend of 5% payable in cash or additional Series B Preferred Stock, and votes on an "as if converted" basis together with the Corporation's Common Stock on all matters put to a vote of the holders of Common Stock. In addition, under certain circumstances, the approval of a majority of the Series B Preferred Stock is required for certain events outside the ordinary course of business, principally acquisitions or disposition of assets having a value in excess of 25% of the total consolidated assets of the Corporation.

        The holders of a majority of the outstanding Series B Preferred Stock are entitled to nominate one director at all times and one additional director in the event that dividends are not paid for two consecutive quarters to the holders of the Series B Preferred Stock.

        The Corporation is obligated to redeem the Series B Preferred Stock at its original issue price on July 2, 2014, which date may be extended by the holders of a majority of the then-outstanding shares of Series B Preferred Stock to a date no later than July 2, 2024. The

Corporation may pay the redemption in cash or, at its option, in shares of Common Stock valued at then-current market prices unless the aggregate market value of the Corporation's Common Stock and any other common equity is below $75.0 million. In addition, the Series B Preferred Stock may, at the Corporation's option, be redeemed in cash at any time beginning three years from the date of issue if the volume-weighted average price of the Common Stock exceeds $38.00 per share for sixty consecutive trading days.

        On July 2, 2004, BOT commenced a lawsuit in the Court of Chancery of the State of Delaware against the Corporation, members of the Corporation's Board of Directors and BFC. The action, which purports to be brought both individually and derivatively on behalf of the Corporation, seeks temporary and permanent injunctive relief, monetary damages of $14.2 million for loss of value of the Corporation's Common Stock and from $9.5 million to $10.8 million for loss of an alleged control premium, and recovery of costs and expenses, in connection with the closing of the $20,000,000 sale of a new class of Series B Preferred Stock of the Corporation to BFC, a diversified holding company with operations in banking, real estate and other industries. Among other relief sought, the action seeks rescission of the sale of the Series B Preferred Stock to BFC.

        The action alleges that the director defendants breached their fiduciary duties in approving the financing transaction with BFC by diluting the voting power represented by BOT's Common Stock holding in the Corporation. The trial portion of the litigation was completed on November 15, 2004 and a decision is expected in the second half of the current fiscal year. The Corporation and its Board of Directors believe that the BFC financing was and is in the Corporation's best interest and all of its shareholders, that there is no merit to the action brought by BOT, and have and intend to continue to vigorously defend and oppose the action. Based on the above discussion, the Corporation has not recorded a liability for this lawsuit, but legal expenses are being incurred to defend the Corporation and members of the Board of Directors. There can be no assurance that an adverse outcome of the litigation will not have a material adverse effect on the Corporation and its financial position.

        Darwin C. Dornbush, our Secretary and a retiring Director, is a partner in Dornbush Schaeffer Strongin & Weinstein, LLP, formerly known as Dornbush Mensch Mandelstam & Schaeffer, LLP, a law firm. In the fiscal year ended March 27, 2005, the Corporation paid approximately $692,000 in legal fees and expenses to Dornbush Schaeffer Strongin & Weinstein, LLP.

        Mr. Rocky H. Aoki, the founder of Benihana and the father of Kevin Y. Aoki, resigned as Chairman and Chief Executive Officer in 1998. Under the terms of a Consulting Agreement, Mr. Aoki continues to provide consulting services to the Corporation. He is paid $600,000 a year for these services subject to cost of living adjustments. This agreement will expire in 2006.

                          INDEPENDENT REGISTERED PUBLIC
                        ACCOUNTANT FIRM FEES AND SERVICES

        The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Corporation's annual financial statements included in the Corporation's Annual Report on Form 10-K and review of financial statements included in the Corporation's quarterly reports on Form 10-Q for fiscal 2004 and 2005, and fees billed for other services rendered by Deloitte & Touche LLP.

                                            2004                 2005
                                            ----                 ----
Audit Fees (1)                           $ 162,650            $ 532,650
Audit Related Fees (2)(3)                    6,300                6,850
Tax Fees (3)(4)                            121,599              102,401
All Other Fees                                 -0-                  -0-

(1) The fees consisted of the audit of the Corporation's Consolidated Financial Statements included in the Corporation's Annual Report on Form 10-K and reviews of its interim financial statements included in the Corporation's quarterly reports on Form 10-Q. The significant increase in audit fees during the fiscal year ended March 27, 2005 was principally a result of additional fees related to Section 404 internal control reporting.

(2) The audit related fees consisted of services incurred for a registration statement and audit fees of our Employee Benefit Plan.

(3) The Audit Committee has determined that the provisions of all non-audit services performed for the Corporation by Deloitte & Touche LLP are compatible with maintaining that firm's independence.

(4)     Tax fees consisted primarily of tax advisory services.

        The Audit Committee's policy is to pre-approve all audit services and all non-audit services that the Corporation's independent auditor is permitted to perform for the Corporation under applicable federal securities regulations. While it is the general policy of the Audit Committee to make such determinations at full Audit Committee Meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

                                  ANNUAL REPORT

          Our 2005 Annual Report is enclosed with this Proxy Statement.

                                    FORM 10-K

        WE WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER, UPON WRITTEN REQUEST DIRECTED TO JUAN C. GARCIA, ASSISTANT SECRETARY, AT 8685 NORTHWEST 53RD TERRACE, MIAMI, FLORIDA 33166, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) FOR THE FISCAL YEAR ENDED MARCH 27, 2005. OUR ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT OUR WEBSITE (WWW.BENIHANA.COM).

Date:        November 10, 2005
      ------------------------------

Order of the Board of Directors

/s/ Darwin C. Dornbush
------------------------------------
By: Darwin C. Dornbush, Secretary

                                                                       EXHIBIT A

                       INFORMATION CONCERNING PARTICIPANTS
                 IN THE SOLICITATION OF PROXIES BY BENIHANA INC.

The following table sets forth the names, principal business occupations, business addresses (or home addresses if retired) of those individuals deemed to be participants in this proxy solicitation under the federal securities laws (the "Participants"). The number of shares of Common Stock and Class A Stock of Benihana Inc. (the "Corporation") beneficially owned, directly or indirectly, as of October 14, 2005 is included under "Stock Ownership of Certain Beneficial Owners and Management" of the Corporation's Proxy Statement. Except as described in this Exhibit A or the Proxy Statement, none of the Participants owns any of the Corporations securities of record which they do not own beneficially.

NAME, PRINCIPAL OCCUPATION AND BUSINESS ADDRESS

Joel A. Schwartz
President and Chief Executive Officer of the Corporation
c/o Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166

Taka Yoshimoto
Executive Vice President - Operations of the Corporation
c/o Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166

John E. Abdo
Vice Chairman and Chairman of the Executive Committee of BankAtlantic Bancorp, Inc.
1750 East Sunrise Boulevard
Ft. Lauderdale, Florida 33304

Norman Becker
Public Accountant
1909 Tyler Street
Hollywood, FL 33020

Darwin C. Dornbush
Partner of Dornbush Schaeffer Strongin and Weinstein, LLP
747 Third Avenue
New York, New York 10017

Lewis Jaffe
Self-Employed - Consultant
47 Gerald Road
Marblehead, MA 01945

Robert B. Sturges
Partner of Continental Hospitality Holdings and Partner of the Miami Heat Basketball Organization
9550 Journey's End Road
Coral Gables, FL 33156

Max Pine
Founder of Aries Associates
130 East 67th Street, Unit 11B
New York, NY 10021

Michael R. Burris
Senior Vice President - Finance and Treasurer of the Corporation
c/o Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166

Juan C. Garcia
Senior Vice President - Chief Operating Administrative Office
c/o Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166

        Except as described below and as set forth in the Corporation's Proxy Statement, no Participant is or was within the past year, a party to a contract, arrangement or understanding with any person with respect to any securities of the Corporation. None of the Participants owns any securities of any subsidiary of the Corporation.

        Except for Messrs. Schwartz, Yoshimoto, Burris, and Garcia each of whom have entered into employment agreements with the Corporation, no Participant has any arrangement or understanding with any person: (i) with respect to any future employment by the Corporation or its affiliates or (ii) with respect to any future transactions to which the Corporation or any of its affiliates may be a party. For a description of the material terms of the employment agreements with Messrs. Schwartz, Yoshimoto, Burris and Garcia, see the footnotes to "Executive Compensation" in the Corporation's Proxy Statement.

        The following table sets forth all purchases and sales of the Corporations Common Stock and Class A Stock by the Participants during the past two years, and the dates and amounts of such transactions.

BENIHANA INC.
                                                                                NUMBER OF      DIRECT OR INDIRECT
     NAME                  DATE          TRANSACTION      TYPE OF SHARES         SHARES              OWNERSHIP
Joel Schwartz           12/23/2003         Purchase         Common Stock            5,500             Direct
Joel Schwartz           08/31/2005             Sale       Class A Common            4,623             Direct
Joel Schwartz           09/01/2005             Sale       Class A Common            1,125             Direct
Joel Schwartz           09/13/2005         Purchase       Class A Common           28,750             Direct
John Abdo               02/10/2004         Purchase       Class A Common              375            Indirect
John Abdo               04/19/2005         Purchase       Class A Common              375            Indirect
John Abdo               02/10/2004         Purchase         Common Stock            2,500            Indirect
John Abdo               04/19/2005         Purchase         Common Stock            2,500            Indirect
Darwin C. Dornbush      08/12/2005          Purchase        Common Stock            5,500             Direct
Darwin C. Dornbush      08/12/2005         Purchase       Class A Common              825             Direct
Michael Burris          02/23/2004         Purchase         Common Stock           10,000             Direct
Michael Burris          06/01/2004             Sale         Common Stock            2,000             Direct
Michael Burris          09/29/2004         Purchase         Common Stock            2,000             Direct
Michael Burris          06/02/2004             Sale         Common Stock            2,800             Direct
Michael Burris          08/29/2005             Sale         Common Stock              500             Direct
Michael Burris          09/06/2005             Sale         Common Stock               95             Direct
Michael Burris          09/06/2005             Sale         Common Stock              400             Direct
Michael Burris          09/06/2005             Sale         Common Stock                5             Direct
Michael Burris          09/12/2005             Sale         Common Stock              500             Direct
Michael Burris          09/23/2005             Sale         Common Stock              500             Direct
Michael Burris          09/28/2005             Sale         Common Stock              500             Direct
Michael Burris          10/04/2005             Sale         Common Stock              500             Direct
Michael Burris          10/13/2005             Sale         Common Stock              500             Direct
Michael Burris          10/13/2003         Purchase       Class A Common            2,250             Direct
Michael Burris          02/23/2004         Purchase       Class A Common            1,500             Direct
Michael Burris          06/02/2004             Sale       Class A Common            8,411             Direct
Michael Burris          05/23/2005         Purchase       Class A Common           11,500             Direct
Michael Burris          05/23/2005         Purchase       Class A Common           17,250             Direct
Michael Burris          05/23/2005         Purchase       Class A Common           11,500             Direct
Michael Burris          06/13/2005         Purchase       Class A Common           23,000             Direct
Max Pine                05/27/2005         Purchase       Class A Common              800             Direct
Max Pine                05/27/2005             Sale       Class A Common              800             Direct
Max Pine                06/07/2005         Purchase       Class A Common            4,950             Direct
Max Pine                 6/07/2005             Sale       Class A Common              116             Direct
Max Pine                 6/07/2005             Sale       Class A Common              100             Direct
Max Pine                 6/07/2005             Sale       Class A Common              300             Direct
Max Pine                 6/07/2005             Sale       Class A Common            4,434             Direct
Max Pine                08/25/2005         Purchase       Class A Common            5,000             Direct
Max Pine                08/25/2005             Sale       Class A Common            2,900             Direct
Max Pine                08/25/2005             Sale       Class A Common            2,100             Direct
Max Pine                08/26/2005         Purchase       Class A Common            1,801             Direct
Max Pine                08/26/2005             Sale       Class A Common            1,801             Direct
Max Pine                09/06/2005         Purchase       Class A Common              900             Direct
Max Pine                09/06/2005             Sale       Class A Common              200             Direct
Max Pine                09/06/2005             Sale       Class A Common              700             Direct
Max Pine                09/07/2005         Purchase       Class A Common            3,799             Direct
Max Pine                09/07/2005             Sale       Class A Common            3,799             Direct

BENIHANA INC.
                                                                                NUMBER OF      DIRECT OR INDIRECT
     NAME                  DATE          TRANSACTION      TYPE OF SHARES         SHARES              OWNERSHIP
Taka Yoshimoto          07/16/2004         Purchase         Common Stock            3,000             Direct
Taka Yoshimoto          07/23/2004         Purchase         Common Stock           11,000             Direct
Taka Yoshimoto          07/28/2004         Purchase         Common Stock            1,000             Direct
Taka Yoshimoto          07/28/2004         Purchase         Common Stock            2,500             Direct
Taka Yoshimoto          09/10/2004             Sale       Class A Common            5,000             Direct
Taka Yoshimoto          09/15/2004             Sale       Class A Common            3,000             Direct
Taka Yoshimoto          12/01/2004             Sale       Class A Common            3,000             Direct
Taka Yoshimoto          12/01/2004             Sale       Class A Common              600             Direct
Taka Yoshimoto          12/01/2004             Sale       Class A Common              400             Direct
Taka Yoshimoto          12/03/2004             Sale       Class A Common            2,300             Direct
Taka Yoshimoto          12/03/2004             Sale       Class A Common            1,000             Direct
Taka Yoshimoto          12/03/2004             Sale       Class A Common            1,000             Direct
Taka Yoshimoto          12/03/2004             Sale       Class A Common            1,000             Direct

                                  BENIHANA INC.

                                  Class A Stock

       Proxy - For the Annual Meeting of Stockholders - December 12, 2005.


This Proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of BENIHANA INC., revoking any previous proxy for such stock, hereby appoints Joel A. Schwartz and Norman Becker, or any one of them, the attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote all shares of Class A Stock of BENIHANA INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 12, 2005 at 10:00 a.m. at the Inter-Continental West Miami, 2505 Northwest 87th Avenue, Miami, Florida 33172 and any adjournment thereof on all matters coming before said meeting.

In the event no contrary instructions are indicated by the undersigned stockholder, the proxies designated hereby are authorized to vote the shares as to which the proxy is in accordance with the recommendation of the Board of Directors set forth on this card.

The Board of Directors Recommends a Vote FOR the election of the nominee of the Board of Directors.

[X] For each proposal, mark one box in blue or black ink.

Election of Class I Director:

                                                      WITHHOLD
                                                      AUTHORITY
Joseph J. West, Ph.D.                              to vote for the
                              FOR the nominee      nominees listed
                              listed at left           at left

                                    [ ]                  [ ]


Please sign here exactly as your name(s) appear(s) on this Proxy.

Date:____________________________________, 2005


_______________________________________________
(Signature)

_______________________________________________
(Signature)


This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is partnership, please sign in partnership name by authorized person.

                                  BENIHANA INC.

                                  Common Stock

       Proxy - For the Annual Meeting of Stockholders - December 12, 2005.


This Proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of BENIHANA INC., revoking any previous proxy for such stock, hereby appoints Joel A. Schwartz and Norman Becker, or any one of them, the attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote all shares of Common Stock of BENIHANA INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 12, 2005 at 10:00 a.m. at the Inter-Continental West Miami, 2505 Northwest 87th Avenue, Miami, Florida 33172, and any adjournments thereof on all matters coming before said meeting.

In the event no contrary instructions are indicated by the undersigned stockholder, the proxies designated hereby are authorized to vote the shares as to which the proxy is in accordance with the recommendation of the Board of Directors set forth on this card.

The Board of Directors Recommends a Vote FOR the election of the nominees of the Board of Directors.

[X] For each proposal, mark one box in blue or black ink.

                                       FOR each of the          WITHHOLD
Election of Class I Directors:        nominees listed at        AUTHORITY
                                       left (except as        to vote for the
J. Ronald Castell, and                  marked to the         nominees listed
                                       contrary below)           at left
Taka Yoshimoto
                                             [ ]                    [ ]

(Instruction: To withhold authority
to vote for any individual nominee,
write that nominee's name in the
space provided below.)

______________________________________


Please sign here exactly as your name(s) appear(s) on this Proxy.


Date:____________________________________, 2005


_______________________________________________
(Signature)

_______________________________________________
(Signature)

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is partnership, please sign in partnership name by authorized person.